Exhibit 99.1

FOR IMMEDIATE RELEASE – September 13, 2013

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC.

ANNOUNCES ANNUAL SHAREHOLDERS MEETING DATE

Paramus, New Jersey, September 13, 2013 – Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, announced today that the Annual Meeting of Shareholders will be held on Wednesday, December 18, 2013. The voting record date will be October 28, 2013.

The 2013 Annual Meeting of Shareholders had been delayed due to the pending merger of Hudson City Bancorp, Inc. with Wilmington Trust Corporation, a wholly owned subsidiary of M&T Bank Corporation (the “Merger”). However, given the previously announced delay in the closing of the Merger and extension of the Merger Agreement through January 31, 2014, we have decided to schedule the 2013 Annual Meeting of Shareholders to be held on December 18, 2013 in order to comply with the NASDAQ corporate governance requirements. If the closing of the Merger occurs prior to December 18, 2013, the 2013 Annual Meeting of Shareholders will not be held.

A shareholder that wishes to submit a shareholder proposal intended for inclusion in our proxy statement and proxy card relating to our 2013 Annual Meeting of Shareholders must submit the proposal to our Corporate Secretary by mail at Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652. Any such shareholder proposal must be received by our Corporate Secretary no later than 5:00pm on September 30, 2013. A shareholder seeking to submit a shareholder proposal must be a shareholder of record and such proposal must set forth the information required by the bylaws of Hudson City Bancorp, Inc. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time such proposal is received. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.